EXECUTION COPY

Exhibit 10.4

GLACIER BANK

EMPLOYMENT AGREEMENT

BRUCE HELLBAUM

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of February 25, 2013, between BRUCE HELLBAUM (“Executive”) and GLACIER BANK (the “Bank”) and takes effect on the effective date of the pending Merger (the “Effective Date”) referenced below.

RECITALS

A.	Wheatland Bankshares, Inc. (the “Holding Company”) and its wholly owned subsidiary First State Bank (“First State Bank”) have entered into a Plan and Agreement Merger (the “Merger Agreement”) with Glacier Bancorp, Inc. (“GBCI”), pursuant to which the Holding Company will merge with and into GBCI, and the First State Bank will merge with and into the Bank (the “Merger”).

B.	Executive presently serves as Chief Financial Officer and Corporate Counsel of First State Bank and will continue to do so until the Effective Date.

C.	GBCI and the Bank desire Executive to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement.

D.	Immediately prior to the Effective Date, First State Bank shall have paid Executive all accrued but unpaid bonuses, 401(k) match amounts and director fees (the “Accrued Benefits”) accruing from January 1, 2013 through Closing.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Employment; Title. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be Chief Credit Officer and Chief Financial Officer of First State Bank, a division of the Bank (the “Division”).

2.	Effective Date and Term.

a.	Term. This Agreement shall begin on the Effective Date and continue until December 31, 2015 (the “Term”).

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason.

3.	Duties. The Bank will employ Executive as Chief Credit Officer and Chief Financial Officer of the Division. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to the Division’s President and Chief Executive Officer. The Bank’s or GBCI’s board of directors may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank, the Division or of GBCI. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with his title and position.

4.	Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities referenced in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or GBCI has an existing competitive or commercial relationship. Nothing in this Section 4 shall prohibit Executive from active involvement in or volunteer activities related to non-competing businesses including but not limited to farming, livestock and real estate; provided however, that Executive continues to comply with the first sentence of this Section 4 as it relates to such activities.

5.

Compensation. Executive shall receive aggregate gross compensation of $185,600 per year during the Term (“Aggregate Compensation”); it being understood that for the period beginning on the Effective Date and ending on December 31, 2013, Executive shall be entitled to an amount equal to the Aggregate Compensation less the Accrued Benefits paid to Executive immediately prior to Closing. The Aggregate Compensation shall consist of a minimum annualized gross base salary of $145,500, as may be adjusted pursuant to this Section 5, plus any 401(k) match, profit sharing plan accrual, and long-term incentive plan accrual. Any shortfall in Aggregate Compensation at December 31st of the relevant calendar year will be remedied through the payment of a year-end bonus. Executive’s salary will be paid in accordance with the Bank’s regular payroll schedule. Subsequent base salary increases are subject to the Bank’s annual review of Executive’s compensation and performance.

6.	Incentive Compensation. On the Effective Date Executive will be eligible to participate in the profit sharing plan, short term incentive (bonus) plan and long term incentive plan for Division executives. Executive’s bonuses in excess of the amount comprising the Aggregate Compensation, if any, will be determined by the Bank’s board of directors in conjunction with the Bank’s CEO and GBCI’s President and CEO. In making such bonus determinations, factors such as Executive’s performance of his duties and the safety, soundness and profitability of the Bank will be considered. Executive’s bonus will reflect Executive’s contribution to the performance of the Division during the year.

7.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive four weeks of paid vacation each year. Executive’s ability to carry over or accumulate vacation will be governed by the Bank’s and/or GBCI’s applicable policies.

b.	Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing plan and in other employee fringe benefit programs the Bank or GBCI may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank’s or GBCI’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan and 401(k) plan. Neither the Bank nor GBCI through this Agreement obligates itself to make any particular benefits available to its employees.

c.	Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses, as well as annual Wyoming State Bar dues and fees and reasonable costs associated with obtaining required annual continuing legal education credits) and which are incurred in performing and promoting the Bank’s business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

c.	Bank Automobile. Executive will have exclusive use of a Bank automobile and shall maintain appropriate records with respect to such use for tax purposes.

8.	Termination of Employment.

a.	Termination By Bank for Cause. If the Bank terminates Executive’s employment for Cause (defined below) or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

b.	Other Termination By Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination or his employment, the Bank will pay Executive a lump sum payment equal to the lesser of (i) one times Executive’s annual base salary at the time of termination or (ii) the amount of salary remaining to be paid under the Term of this Agreement.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated, and disability benefits will be paid regardless of termination of that Executive’s employment until such Executive’s death or until such time as the former Executive is deemed to no longer be disabled.

d.	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or GBCI. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or GBCI. The obligations in this paragraph include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties; or

(3)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank’s board of directors.

f.	Good Reason. “Good Reason” means only any one or more of the following:

(1)	Reduction of Executive’s Aggregate Compensation;

(2)	The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive’s position as of the date of this Agreement;

(3)	A relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than sixty (60) miles each way from the Bank’s present main office location.

9.	Confidentiality. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning First State Bank, the Holding Company, the Bank or GBCI or their business operations, unless (1) the Bank or GBCI consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or GBCI. Executive will also treat the terms of this Agreement as confidential business information.

10.	Restrictive Covenants.

a.	Competitive Activities. During the Term of this Agreement or for the lesser of (i) one year after Executive’s employment with the Bank has ended if it ends before the Term or (ii) time remaining under the Term of this Agreement, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services to any person or entity engaged in any competing business within Platte County, Wyoming or Goshen County, Wyoming. Executive acknowledges that separate and adequate consideration is being paid for this non-compete clause; specifically, GBCI will pay Executive the sum of $1,000 on June 1, 2013, $1,000 on June 1, 2014, and $500 on June 1, 2015.

b.	Non-Interference. During the Term of this Agreement or one year after Executive’s employment with the Bank has ended if it ends before the Term, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or GBCI to terminate his/her employment with the Bank or GBCI, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or GBCI.

11.	Enforcement.

a.	The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and GBCI’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information to the maximum extent, in the court finds enforceable.

b.	Executive acknowledges the Bank and GBCI will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 9 and 10 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with such Section. Section 9 will survive termination of this Agreement.

13.	Arbitration.

a.	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b.	Governing Law. All proceedings will be held at a place designated by the arbitrator in Yellowstone County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Wyoming law.

c.	Exception to Arbitration. Notwithstanding the above, if Executive violates Section 9 the Bank will have the right to initiate the court proceedings described in Section 10(b), in lieu of an arbitration proceeding under this Section 12.

14.	Miscellaneous Provisions.

a.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

b.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, GBCI’s and Executive’s heirs, legal representatives, successors and assigns.

c.	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

d.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

e.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

f.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

g.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

h.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Wyoming law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Yellowstone County, Montana.

i.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

j.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

k.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent GBCI and/or the Bank determines that such amendment is necessary to comply with the 409A Rules.

Signatures appear on following page.

This Employment Agreement is executed as of February 25, 2013.

GLACIER BANK:

By	/s/ Michael J. Blodnick
Its: President & Chief Executive Officer

EXECUTIVE:

/s/ Bruce Hellbaum
Bruce Hellbaum